Exhibit 10.2

To:

Alphabet Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attention: [ ] Email: [ ]

From:

[Dealer] [Dealer Address]

Re:	[Base][1] [Additional][2] Call Option Transaction

Date:	[__], 2026

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”)[, through its agent [__________] (the “Agent”),]3 and Alphabet Inc., a Delaware corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and together with the 2006 Definitions, the “Definitions”), in each case, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the certificate of designations setting forth the terms and conditions of Counterparty’s [__]% Series B Mandatory Convertible Preferred Stock (the “Preferred Stock”), par value USD 0.001 per share, [to be]4[as]5 filed with the Secretary of State of the State of Delaware as an amendment to Counterparty’s Amended and Restated Certificate of Incorporation on [or about]6 [__], 2026 (the “Certificate of Designations”). The [7,500,000] shares of Preferred Stock [to be]7 issued on [or about]8 [__], 2026 (the “Base Convertible Securities”) and the [up to]9 [1,125,000] additional shares of Preferred Stock [that may be]10 issued pursuant to the over-allotment option to purchase additional depositary shares representing a proportional fractional interest in the Preferred Stock [exercised on the date hereof]11 (the “Optional Convertible Securities”) are

[1]	Include for base capped call.
[2]	Include for additional capped call.
[3]	If applicable.
[4]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[5]	Include for additional capped call if executed following settlement of the base shares.
[6]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[7]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[8]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[9]	Include for base capped call.
[10]	Include for base capped call.
[11]	Include for additional capped call.

together referred to herein as the “Convertible Securities.” In the event of any inconsistency between the terms defined in the Certificate of Designations and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Certificate of Designations that are also defined herein by reference to the Certificate of Designations and (ii) sections of the Certificate of Designations that are referred to herein, in each case, will conform to the descriptions thereof in the prospectus and related prospectus supplement for the offering of the Convertible Securities and depositary shares representing a proportional fractional interest therein. [For the avoidance of doubt, references herein to sections of, or definitions set forth in, the Certificate of Designations are based on the draft of the Certificate of Designations most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of, or definitions set forth in, the Certificate of Designations are changed, added or renumbered between the execution of this Confirmation and the execution of the Certificate of Designations, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Certificate of Designations. Subject to the foregoing, the]12 [The]13 parties acknowledge that references to the Certificate of Designations herein are references to the Certificate of Designations as in effect on the date of its execution and if the Certificate of Designations is amended, modified or supplemented following the date [hereof]14[of its execution]15 (which shall include, for the avoidance of doubt, any exchange or conversion of the Convertible Securities for preference securities of an issuer other than Alphabet Inc. pursuant to Section 6(c)(ii) of the Certificate of Designations), any such amendment, modification or supplement (other than any amendment, modification or supplement pursuant to the last sentence of Section 6(d) of the Certificate of Designations) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Counterparty is hereby advised, and Counterparty acknowledges, that Dealer has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine other than Sections 5-1401 and 5-1402 of the General Obligations Law) and the election of USD as the Termination Currency; [and] (b) (i) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of [Dealer’s][Dealer’s [ultimate] parent’s] shareholders’ equity (provided that “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business), (ii) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (iii) the following language shall be added to the end thereof “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” [and (c) (1) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Annex B as a Credit Support Document and (2) the designation of Guarantor as Credit Support Provider in relation to Dealer]16).

[12]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[13]	Include for additional capped call if executed following settlement of the base shares.
[14]	Include for base capped call, and for additional capped call if executed prior to settlement of the base shares.
[15]	Include for additional capped call if executed following settlement of the base shares.
[16]	Include if Dealer is not the highest rated entity in group, typically from the Parent.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity

Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[__], 2026

Effective Date:	The closing date of the [initial][17] issuance of the Convertible Securities [issued pursuant to the over-allotment option to purchase additional depositary shares representing a proportional fractional interest in Convertible Securities exercised by the “Underwriters” (as defined in the Underwriting Agreement (as defined below)) on the date hereof][18].

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise and valuation of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Class C Capital Stock of Counterparty, par value USD 0.001 per Share (Ticker Symbol: “GOOG”).

Number of Options:	For each Component, as provided in Annex A to this Confirmation.[19]

[17]	Include for base capped call.
[18]	Include for additional capped call.
[19]

For the base capped call, the total should be equal to (i) the number of Convertible Securities in denominations of USD 1,000 liquidation preference initially issued on the closing date for the Convertible Securities (excluding any Convertible Securities relating to depositary shares representing a proportional fractional interest therein sold pursuant to the over-allotment option in the Underwriting Agreement) multiplied by (ii) the Minimum Conversion Rate (as defined in the Certificate of Designations). For the additional capped call, the total should be equal to (i) the number of additional Convertible Securities in denominations of USD 1,000 liquidation preference multiplied by (ii) the Minimum Conversion Rate (as defined in the Certificate of Designations).

Option Entitlement:	One Share per Option.

Excluded Adjustment:	Any adjustment to the conversion rate for the Convertible Securities or the “Fixed Conversion Rates” (as defined in the Certificate of Designations), in each case, pursuant to Section 7(c), 8(b) or 9 of the Certificate of Designations or any adjustment to the “Fixed Conversion Rates” (as defined in the Certificate of Designations) pursuant to Section 13(b) of the Certificate of Designations.

Strike Price:	USD [_____][20]

Cap Price:	USD [_____]

Rounding of Strike Price or

Cap Price:	In connection with any adjustment to the Strike Price, the Strike Price shall be rounded by the Calculation Agent in accordance with the provisions of the Certificate of Designations relating to rounding of the “Threshold Appreciation Price” (as defined in the Certificate of Designations). In connection with any adjustment to the Cap Price hereunder, the Calculation Agent will round the adjusted Cap Price to the nearest USD 0.0001.

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD [_____]

Premium Payment Date:	The Effective Date

Exchange:	The Nasdaq Global Select Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such section.

Procedures for Exercise:

Expiration Time:	The Valuation Time.

Expiration Date:	For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided, further, that

[20]	To be the initial “Threshold Appreciation Price.”

in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Daily VWAP for such Expiration Date that occurs on the Final Termination Date shall be the prevailing market value per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day is the Expiration Date, the Calculation Agent shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and the Calculation Agent shall determine the Daily VWAP for such partially Disrupted Day in a commercially reasonable manner based on transactions in the Shares on such partially Disrupted Day taking into account the nature and duration of such Market Disruption Event on such partially Disrupted Day; provided that the Calculation Agent shall promptly provide Counterparty written notice of the occurrence of such a Disrupted Day or a partially Disrupted Day and any adjustments to the terms of the Transaction as a result thereof. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Termination Date:	June 12, 2029

Automatic Exercise:	Applicable, which means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, as determined by the Calculation Agent, unless Counterparty notifies Dealer (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Daily VWAP on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in a commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Section 6.4 of the Equity Definitions is hereby amended by (i) replacing “Scheduled Trading Day” with “Scheduled Valid Day” and (ii) deleting the text “or any Related Exchange” in the first sentence thereof.

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if electing Cash Settlement, such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the Settlement Date, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Daily VWAP on such Expiration Date.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Daily VWAP for the Expiration Date of such Component.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Daily VWAP on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

For the avoidance of doubt, in no event will Dealer or the Calculation Agent take into account any Excluded Adjustment in determining the Daily Option Value in respect of any Component.

Valid Day:	Subject to the provisions opposite the caption “Expiration Date” above relating to a partially Disrupted Day, a day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange (or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading). If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

Daily VWAP:	On any Valid Day, the per Share volume-weighted average price as displayed on Bloomberg page “GOOG <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time (or, if the scheduled close of trading of the primary session for the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading on such Valid Day is earlier, such earlier scheduled close of trading), on such Valid Day (or if such volume-weighted average price is not available at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average method).

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest Expiration Date.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled” and “Net Share Settled” in relation to any Option shall mean that Net Share Settlement is applicable to that Option; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as the issuer of the Shares under applicable securities laws and (ii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 13(a)(i), 13(a)(ii), 13(a)(iii), 13(a)(iv), 13(a)(v) or 13(a)(vi) or the last sentence of Section 13(c)(ii) of the Certificate of Designations that the Calculation Agent, acting in good faith and in a commercially reasonable manner, determines (by reference to such Section) would result in an adjustment under the Certificate of Designations (a “Potential Adjustment Event”), the Calculation Agent shall (A) make an adjustment in respect of any one or more of the Strike Price, the Option Entitlement, and any other term relevant to the exercise, settlement or payment of the Transaction (other than the Cap Price and Number of Options), that corresponds to the adjustments to the “Threshold Appreciation Price” under the Certificate of Designations, using, if applicable, the methodology set forth in the Certificate of Designations for any such adjustment, and (B) make a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above (which adjustment, for the avoidance of doubt, shall not prohibit Dealer from making any further adjustment to the Cap Price in accordance with, and subject in all respects to, the provisions of “Consequences of Announcement Events” below and Section 8(u) hereof) (provided that in no event shall the Strike Price be greater than the Cap Price), in each case, subject to the immediately succeeding sentence and the provisions opposite the caption “Discretionary Adjustments” below.

Notwithstanding the foregoing,

(i) the Calculation Agent may adjust the Cap Price (but in no case to a number lower than the Strike Price) as appropriate to reflect commercially reasonable costs and expenses documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) that would be incurred by Dealer in connection with its commercially reasonable hedging activity assuming Dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth in Section 8(t) below) solely as a result of the retroactive application on any adjustment to the “Fixed Conversion Rates” (as such term is defined in the Certificate of Designations) pursuant to Section 13(a)(iv)(B) of the Certificate of Designations or Section 13(a)(vi) of the Certificate of Designations;

(ii) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 13(a)(ii), 13(a)(iv), 13(a)(v) or 13(a)(vi) of the Certificate of Designations where, in any case, the period for determining the “Current Market Price” (as defined in the Certificate of Designations) begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust the Cap Price (but in no case to a number lower than the Strike Price) as appropriate to reflect commercially reasonable costs and expenses documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) that would be incurred by Dealer in connection with its commercially reasonable hedging activity assuming Dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth in Section 8(t) below) as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Fixed Conversion Rates” (as defined in the Certificate of Designations) are otherwise not adjusted at the time or in the manner contemplated by the relevant provision of the Certificate of Designations based on such declaration or (c) the “Fixed Conversion Rates” (as defined in the Certificate of Designations) are adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust the Cap Price (but in no case to a number lower than the Strike Price) as appropriate to reflect the commercially reasonable costs and expenses documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) that would be incurred by Dealer in connection with its commercially reasonable hedging activity assuming Dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth in Section 8(t) below) as a result of such Potential Adjustment Event Change.

Promptly upon the announcement of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event and the relevant anti-dilution formula in the Certificate of Designations pursuant to which the “Fixed Conversion Rates” (as defined in the Certificate of Designations) will be adjusted in connection with such Potential Adjustment Event. Once the adjustments to be made to the terms of the Certificate of Designations and the Convertible Securities in respect of such Potential Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Certificate of Designations in respect of a Potential Adjustment Event (including, without limitation, under Section 13(a)(vii) of the Certificate of Designations).

Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent, acting in good faith and in a commercially reasonable manner, disagrees with any adjustment under the Certificate of Designations that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to the last sentence of Section 13(c)(ii) of the Certificate of Designations, pursuant to Section 13(e) of the Certificate of Designations or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction, using, if applicable, the methodology set forth in the Certificate of Designations for any such adjustment, in good faith and in a commercially reasonable manner and, for the avoidance of doubt, notwithstanding anything herein to the contrary, the Net Share Settlement Amount or Cash Settlement Amount, as the case may be, shall be calculated on the basis of such adjustments by the Calculation Agent.

Dividends:	If the Calculation Agent determines that (i) at any time during the period from, and including, the Trade Date, to, but excluding, the Expiration Date for the Component with the latest Expiration Date, an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is less than the Regular Dividend on a per Share basis or (ii) no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options after taking into account such dividend or lack thereof, and, for the avoidance of doubt, any such adjustments shall be taken into account in calculating the Net Share Settlement Amount or Cash Settlement Amount, as the case may be. “Regular Dividend” shall mean USD 0.22 per Share per quarter. Upon any adjustment to the “Initial Dividend Threshold” (as defined in the Certificate of Designations) for the Convertible Securities pursuant to the Certificate of Designations (other than pursuant to Section 13(e) of the Certificate of Designations), the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall mean any “Reorganization Event” as defined in the Certificate of Designations.

Tender Offers:	Not Applicable.

Consequences of Merger Events /
Tender Offers:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Regular Dividend) corresponding to the adjustment required under Section 13(e) of the Certificate of Designations in respect of such Merger Event, using, if applicable, the methodology set forth in the Certificate of Designations for any such adjustment, as determined by the Calculation Agent (by reference to such Section), subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the conversion rate for the Convertible Securities or the “Fixed Conversion Rates” (as defined in the Certificate of Designations), in each case, pursuant to an Excluded Adjustment; provided, further, that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event or Tender Offer, will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, in each case, Dealer may elect in its reasonable discretion that Cancellation and Payment (Calculation Agent Determination) shall apply if (A) Dealer determines in good faith and a commercially reasonable manner at any time following the occurrence of such Merger Event that (x) such Merger Event has had or will have an adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer will incur or has incurred an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) constituting a commercially reasonable hedge position in respect of the economic risk of entering into and performing its obligations with respect to the Transaction or (2) realize, recover or remit the proceeds of any transaction(s) or asset(s) constituting a commercially reasonable hedge position in respect of the economic risk of entering into and performing its obligations with respect to the Transaction or (B) Dealer determines, in its good faith and reasonable judgment, that it will not be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures, applicable to Dealer (so long as such policies or procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner and consistently to transactions similar to the Transaction). For the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an “Early Conversion” (as defined in the Certificate of Designations). Solely for purposes of this paragraph, the term “Tender Offer” means the occurrence of any event or condition set forth in Section 13(a)(vi) of the Certificate of Designations.

Notice of Merger Consideration and
Consequences:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to consummation of the relevant Merger Event) notify the Calculation Agent of (i) in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration to be actually received by the holders of Shares upon the occurrence of such Merger Event, and (ii) the details of the adjustment to be made under the Certificate of Designations in respect of such Merger Event.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, the definition of “Modified Calculation Agent Adjustment” set forth in Section 12.3 of the Equity Definitions shall be modified in the following manner: (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall in good faith and a commercially reasonable manner determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date for the Component with the latest scheduled Expiration Date, any Early Termination Date and/or any other date of cancellation and the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the abandonment of any such transaction that was previously the subject of an adjustment pursuant to this provision to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable. Dealer acknowledges that an adjustment required to be made by the Calculation Agent in respect of an Announcement Event may result in an increase to the Cap Price.

Announcement Event:	(i) The public announcement by Issuer, any subsidiary or agent of Issuer or any Valid Third Party Entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or potential disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 40% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event, a Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer, any subsidiary or agent of Issuer or any Valid Third Party Entity of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, a Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by Issuer, any subsidiary or agent of Issuer or any Valid Third Party Entity of a change to a transaction, event or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction, event or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction, event or intention), in each case, as determined by the Calculation Agent in good faith and a commercially reasonable manner. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that (x) Section 12.1(d) of the Equity Definitions is hereby amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of Issuer” in the third and fourth lines thereof with “greater than 30% and less than 100% of the outstanding Shares” and (y) Sections 12.1(e) and 12.1(l) of the Equity Definitions is hereby amended by replacing “voting shares” referenced therein with “Shares”.

Valid Third-Party Entity:	In respect of any transaction, any third party that the Calculation Agent in good faith and in a commercially reasonable manner determines has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency
or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “its Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”, and (iv) adding the words “provided that in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied consistently by Dealer to all of its similarly situated counterparties and similar transactions; and provided, further, that it shall not constitute a “Change in Law” unless Dealer has used commercially reasonable efforts to avoid such illegality or increased cost, it being understood and agreed that Dealer shall not be required to violate any applicable law, rule or regulation in connection with avoiding such illegality or increased cost;” after the semi-colon in the last line thereof; provided, further, that no event or set of events shall constitute a Change in Law for the purposes of Section 12.9(a)(ii)(Y) to the extent such event or events resulted solely from the deterioration of the creditworthiness of the Hedging Party. Notwithstanding anything to the contrary herein or in the Equity Definitions, upon the occurrence of the “Change in Law” as set forth in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the provisions applicable to an “Increased Cost of Hedging” as set forth in Section 12.9(b)(vi) of the Equity Definitions shall apply to such “Change in Law” (in lieu of the provisions set forth in Section 12.9(b)(i)).

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”;

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”; and

(iii) it shall not be a Hedging Disruption if such inability occurs solely due to the deterioration of the creditworthiness of the Hedging Party.

(e) Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	For all applicable Additional Disruption Events, Dealer; provided that when making any determination, adjustment or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent. Following any determination, adjustment or calculation by Hedging Party hereunder, upon a written request by Counterparty (which may be by email), Hedging Party will promptly (but in any event within five Scheduled Trading Days) provide to

Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation (including any quotations, market data or information from internal or external sources and any assumptions used in making such determination, adjustment or calculation), it being understood that in no event will Hedging Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination, adjustment or calculation or any information that is subject to an obligation not to disclose such information.

All calculations, adjustments and determinations made by Hedging Party shall be made in good faith and in a commercially reasonable manner.

Determining Party:	For all applicable events, Dealer; provided that when making any determination, adjustment or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination, adjustment or calculation by Determining Party hereunder, upon a written request by Counterparty (which may be by email), Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation (including any quotations, market data or information from internal or external sources and any assumptions used in making such determination, adjustment or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination, adjustment or calculation or any information that is subject to an obligation not to disclose such information.

All calculations, adjustments and determinations made by Determining Party shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent: Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

All calculations, adjustments and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and by reference to the effect on Dealer assuming that Dealer maintains a commercially reasonable hedge position (subject to Section 8(t) below) with respect to the Transaction. Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

4.	Account Details:

(a)	Account for payments to Counterparty:

[________]

(b)	Account for payments to Dealer:

[________]

5.	Offices:

The Office of Dealer for the Transaction is: [________]

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party.

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention:   [     ]

Email:     [     ]

(b)	Address for notices or communications to Dealer:

[____________________]

Attention:  [____________]

Telephone:  [____________]

Facsimile:   [____________]

Email:    [____________]

With a copy to:

[____________________]

Attention:  [____________]

Telephone:  [____________]

Facsimile:   [____________]

Email:    [____________]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and (B) all reports and other documents filed or furnished by Counterparty with the U.S. Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(iv) Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v) [Reserved.]

(vi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement, dated as of [__], 2026, among Counterparty and Goldman Sachs & Co. LLC, as representative of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(vii) To Counterparty’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares (not including laws, rules, regulations or regulatory orders of any jurisdiction that are applicable solely as a result of Dealer’s or its affiliates’ activities, assets or businesses, other than Dealer’s activities in respect of the Transaction) would give rise to any material reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares in connection with the Transaction; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(viii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(ix) The assets of Counterparty do not constitute “plan assets” as defined in the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and are not subject to any state, local or other laws that are substantially similar to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Revenue Code”) and that would be violated by the transactions contemplated hereunder.

(x) On each of the Trade Date, the Premium Payment Date and immediately after giving effect to the Transaction on the Premium Payment Date, (A) the present fair market value (or present fair saleable value) of the total assets of Counterparty is not less than the total amount required to pay the probable total liabilities (including contingent liabilities) of Counterparty as they mature and become absolute, (B) the capital of Counterparty is adequate to conduct its business in the manner contemplated in its public filings under the Exchange Act and to enter into the Transaction, (C) Counterparty has the ability to pay its debts and obligations as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and (E) Counterparty would be able to purchase the aggregate Number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) the parties hereto are entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(iv) hereof.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) [Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.]

8. Other Provisions:

(a) Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer reasonably determines, in the case of clause (i), in its commercially reasonable judgment or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements of organizations with jurisdiction over Dealer or its affiliates, or with related policies and procedures that are adopted by Dealer in good faith and would generally be applicable, and are consistently applied, to counterparties similar to Counterparty and to transactions similar to the Transaction; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.

(b) Additional Termination Events. Promptly (but in any event within (x) in the case of a Repurchase Event, ten Scheduled Trading Days and (y) in the case of an Early Conversion, thirty Scheduled Trading Days) following any repurchase and cancellation (a “Repurchase Event”) or early conversion (an “Early Conversion”) of the Convertible Securities (or of depositary shares representing a proportional fractional interest therein), including, without limitation, in connection with an “Early Conversion” (as defined in the Certificate of Designations) of Convertible Securities or a “Fundamental Change Conversion” (as defined in the Certificate of Designations) of Convertible Securities, Counterparty may notify Dealer in writing of (i) such repurchase and cancellation or early conversion, (ii) the number of Convertible Securities (or depositary shares) so repurchased and cancelled or converted, (iii) the number of Shares underlying each USD 1,000 liquidation preference of Convertible Securities (or depositary shares) based on the “Minimum Conversion Rate” (as defined in the Certificate of Designations), and (iv) the number of Options as to which Counterparty elects to exercise its termination rights under this Section 8(b) (any such notice, a “Repurchase Notification”)[; provided that any “Repurchase Notification” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation letter agreement dated [____], 2026 between Dealer and Counterparty (the “Base Call Option Confirmation”) shall be deemed to be a Repurchase Notification pursuant to this Confirmation and the terms of such Repurchase

Notification shall apply, mutatis mutandis, to this Confirmation]21. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notification, within the applicable time period set forth in the preceding sentence and (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notification, Counterparty is not making such election “on the basis of” (within the meaning of Rule 10b5-1 under the Exchange Act) any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this Section 8(b). Upon receipt of any such Repurchase Notification and the related written representations and warranties, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notification (which in no event shall be earlier than the date on which the relevant Repurchase Event or Early Conversion, as the case may be, occurs or is consummated and which shall be on or as soon as reasonably practicable after the settlement date for the relevant Repurchase Event or Early Conversion, as the case may be) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (allocated pro rata across all Components) (the “Repurchase Options”) equal to the lesser of (A) [(x)] the number of Options specified in the Repurchase Notification[, minus (y) the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Securities or depositary shares (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Confirmation, the number of Convertible Securities or depositary shares specified in such Repurchase Notification shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]22 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced pro rata across all Components by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement on an aggregate basis for all Components as if (1) an Early Termination Date had been designated in respect of transactions having terms identical to each Component and a Number of Options equal to the number of Repurchase Options (allocated pro rata across all Components), (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of each Component were the sole Affected Transactions.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the sole Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case, that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty acknowledges, as of the date of such election, its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

[21]	Include in additional capped call confirmation only.
[22]	Include in additional capped call confirmation only.

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date on which the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Sections 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property that was purchased in connection with the delivery of the Share Termination Delivery Units.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and “Share Termination Settled” shall mean that the Share Termination Alternative is applicable; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired and held by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act (other than any such Hedge Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144 under the Securities Act)), Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into a customary agreement, in form and substance commercially reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering for companies of a similar size in a similar industry (provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty), (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any commercially reasonable adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement for companies of a similar size in a similar industry) (provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements), or (iii) purchase the Hedge Shares from Dealer at the then-prevailing market price at one or more times on such Exchange Business Days, and in the amounts, requested by Dealer.

(e) Repurchase Notices. Counterparty shall, no later than one Exchange Business Day following the day on which Counterparty effects any repurchase of Shares, give Dealer a written notice (which, for the avoidance of doubt, may be by email) of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than [__]23% or (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the aggregate Number of Shares plus the number of Shares underlying any other convertible hedge transactions or similar call options sold by Dealer to Counterparty referencing the Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e), Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any commercially reasonable losses in connection therewith with respect to this Transaction, in each case, assuming that Dealer maintains a commercially reasonable hedge position (subject to Section 8(t) below)), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will, within 30 days, upon written request, reimburse any Indemnified Party for all commercially reasonable expenses documented in reasonable detail (including commercially reasonable out-of-pocket counsel fees and expenses, documented in reasonable detail, of one outside counsel in each relevant jurisdiction, subject to assumption of defense by Counterparty as provided below) incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Party as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice pursuant to this paragraph, such Indemnified Party shall, within a commercially reasonable period of time, notify Counterparty in writing, and Counterparty, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others Counterparty may designate in such proceeding and Counterparty shall pay the commercially reasonable and documented (in reasonable detail) out-of-pocket fees and expenses of one such outside counsel in each relevant jurisdiction related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Party fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder. In addition, Counterparty shall not be liable for any settlement of any proceeding contemplated by this

[23]

To be 0.5% higher than the number of Shares underlying the capped call (including the additional capped call) transactions with Issuer of the Dealer with the largest number of Shares underlying such capped call transactions.

paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Party from and against any commercially reasonable loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Party, settle any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Party. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent of any loss, claim, damage, liability or expense that is found in a final judgment to have resulted from Dealer’s gross negligence or willful misconduct.

(f) Transfer and Assignment.

(i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice obligations pursuant to the provisions opposite the caption “Notice of Merger Consideration and Consequences” in Section 2 of this Confirmation, its obligations under Section 8(d) of this Confirmation or its notice and indemnification obligations under Section 8(e) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Revenue Code);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested by and reasonably satisfactory to Dealer;

(D) Dealer will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Dealer provided in connection with such transfer or assignment), as a result of such transfer or assignment (i) be required to pay or deliver to the transferee or assignee on any payment date or delivery date an amount (including under Section 2(d)(i)(4) of the Agreement) greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment or (ii) receive from the transferee or assignee on any payment date or delivery date (after taking into account amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement, as well as any withholding or deduction) an amount or a number of Shares, as applicable, that is lower than the amount or the number of Shares, as applicable, that Dealer would have received from Counterparty in the absence of such transfer or assignment;

(E) No Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer or assignment;

(F) Without limiting the generality of clause (B), Counterparty shall cause the transferee or assignee to make such Payee Tax Representations and to provide a properly executed U.S. Internal Revenue Service Form W-9 and any such other tax documentation as may be reasonably requested by Dealer to permit Dealer to make any determinations necessary pursuant to clauses (D) and (E); and

(G) Counterparty shall be responsible for all commercially reasonable costs and expenses documented in reasonable detail, including commercially reasonable and documented (in reasonable detail) out-of-pocket counsel fees of one outside counsel in each relevant jurisdiction, incurred by Dealer in connection with such transfer or assignment.

(ii) Dealer may transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or its ultimate parent generally for similar transactions, by Dealer or its ultimate parent (provided that in connection with any Transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement) or (B) with Counterparty’s prior written consent (such consent not to be unreasonably withheld or delayed), to any third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the Transfer and (2) A- by Standard & Poor’s Financial Services LLC or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that Dealer may Transfer pursuant to this paragraph only if: (I) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such Transfer; (II) at the time of such Transfer either (i) each of Dealer and the transferee or assignee in such Transfer is a “dealer in securities” within the meaning of Section 475(c)(1) of the Revenue Code or (ii) the Transfer does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Revenue Code; and (III) after any such Transfer (a) Counterparty will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Counterparty provided in connection with such transfer or assignment), as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have received from Dealer in the absence of such Transfer (except to the extent such lower amount or number results from a change in law after the date of such Transfer), (b) Counterparty would not, at the time, and as a result of, such Transfer, reasonably be expected to become subject to any law, regulation or similar requirement to which it would not otherwise have been subject absent such Transfer, and (c) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clause (III)(a) of this proviso; provided, further, that Dealer shall promptly provide written notice to Counterparty following such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 8(c) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). Dealer shall notify Counterparty of an Excess Ownership Position with respect to which it intends to seek a Transfer as soon as reasonably practicable after becoming aware of such an Excess Ownership Position. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (excluding those arising under Section 13 or 16 of the Exchange Act, in each case, as in effect on the Trade Date, the “Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that, in Dealer’s reasonable judgment based on advice of counsel, could give rise to reporting or registration obligations (except for filings on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Dealer shall provide Counterparty with written notice of any Transfer on the date of or as promptly as practicable after the date of such Transfer.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g) Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its representations, warranties, obligations or agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale by Counterparty of the depositary shares representing a proportional fractional interest in the [Base Convertible Securities]24[Optional Convertible Securities]25 is not consummated pursuant to the Underwriting Agreement for any reason by the close of business in New York on [__], 202626 (or such later date as agreed upon by the parties) ([___], 2026 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date for the Component with the latest Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAP; (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Daily VWAP, each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(n) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

[24]	Include for base capped call.
[25]	Include for additional capped call.
[26]

For the base capped call, to be the scheduled closing date for the Base Convertible Securities. For the additional capped call, to be the scheduled closing date for the Additional Convertible Securities.

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION AND THE TRANSACTION.

(r) Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or each Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”), to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in any Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or the relevant Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(s) Amendment to Equity Definitions.

(i) Solely in respect of adjustments to the Cap Price pursuant to Section 8(u), Section 11.2(e)(v) of the Equity Definitions is hereby amended by adding the following phrase at the end of such Section 11.2(e)(v): “, provided that, notwithstanding this Section 11.2(e)(v), with respect to the Transaction, the parties agree that Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices (subject to any discount to average market prices) and in accordance with customary market terms for Share repurchase transactions of such type (“Private Repurchases”) shall not be considered Potential Adjustment Events so long as, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions would not exceed 15% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent and as adjusted by the Calculation Agent in a commercially reasonable manner to account for any subdivision or combination with respect to the Shares; provided, further, that the parties agree that open market Share repurchases at prevailing market prices shall not be considered Potential Adjustment Events so long as, after giving effect to such transactions and any Private Repurchases, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions would not exceed 25% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent and as adjusted by the Calculation Agent in a commercially reasonable manner to account for any subdivision or combination with respect to the Shares.”

(ii) Solely in respect of adjustments to the Cap Price pursuant to Section 8(u), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving Issuer or its securities that in the commercially reasonable judgment of the

Calculation Agent has a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”

(iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof with the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iv) Section 12.9(b)(i) of the Equity Definitions is hereby amended by inserting the phrase “; provided that Counterparty may only elect to terminate the Transaction upon the occurrence of a Change in Law or Insolvency Filing if concurrently with electing to terminate the Transaction, Counterparty represents and warrants to Dealer in writing that (i) it is not aware of any material nonpublic information with respect to Counterparty or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws” at the end thereof.

(v) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) replacing the comma immediately following clause (A) thereof with the word “or”, (2) deleting clause (C) thereof in its entirety and (3) replacing the words “either party” in the last sentence thereof with the words “the Hedging Party”.

(vi) Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(t) Adjustments. For the avoidance of doubt, whenever the Hedging Party, Determining Party or Calculation Agent is required or permitted to make a calculation, adjustment or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than any adjustments made by reference to the Certificate of Designations), the Hedging Party, Determining Party or Calculation Agent shall make such calculation, adjustment or determination in a commercially reasonable manner by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable hedge position.

(u) Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price pursuant to this Section 8(u), (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (in the case of the definition of “Potential Adjustment Event”, as amended by Sections 8(s)(i) and 8(s)(ii), and in the case of the definition of “Tender Offer”, as amended by the provisions opposite the caption “Announcement Event” in Section 2)), (y) “Extraordinary Dividend” means any cash dividend on the Shares other than a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend, and (z) Sections 12.1(d), 12.1(e) and 12.1(l) of the Equity Definitions is hereby amended by replacing “voting shares” referenced therein with “Shares”, and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions (in the case of the definition of “Potential Adjustment Event”, as amended by Sections 8(s)(i) and 8(s)(ii), and in the case of the definition of “Tender Offer”, as amended by the provisions opposite the caption “Announcement Event” in Section 2, and subject to clauses (y) and (z) above), the Calculation Agent shall determine in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price to preserve the fair value of the Options; provided that, notwithstanding anything in this Confirmation or the Equity Definitions, in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B) or Section 11.2(e)(iv), adjustments may only be made for the dilutive or concentrative effect of such event and no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares; provided, further, that in no event shall the Cap Price be less than the Strike Price; provided, further, that any adjustment to the Cap Price made pursuant to this Section 8(u) shall be made without duplication of any other adjustment hereunder (including, for the avoidance of doubt, adjustment made pursuant to the provisions opposite the captions “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequences of Announcement Events” in Section 2 above).

(v) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) occurs and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w) Tax Matters.

(i)	Payee Representations:

For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation and a U.S. person (as that term is defined in Section 7701(a)(30) of the Revenue Code and used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under United States Treasury Regulations Section 1.6049.4(c)(1)(ii).

For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[__________]27

(ii)

Tax Documentation. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto). Such forms or documents shall be delivered (i) on or before the date of execution of this Confirmation, (ii) upon Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect and (iii) upon reasonable request of the other party.

(iii)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Revenue Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Revenue Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

[27]	Insert appropriate Dealer-specific payee tax representation.

(x) HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Revenue Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section

871(m) of the Revenue Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(y) [Dealer Boilerplate, including QFC language to be added, if applicable.]

[Signature Page Follows.]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

ALPHABET INC.

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation—Series B Depositary Shares Offering]

Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date

1		April 16, 2029

2		April 17, 2029

3		April 18, 2029

4		April 19, 2029

5		April 20, 2029

6		April 23, 2029

7		April 24, 2029

8		April 25, 2029

9		April 26, 2029

10		April 27, 2029

11		April 30, 2029

12		May 1, 2029

13		May 2, 2029

14		May 3, 2029

15		May 4, 2029

16		May 7, 2029

17		May 8, 2029

18		May 9, 2029

19		May 10, 2029

20		May 11, 2029

[Annex A]

[Annex B—Form of Guarantee]28

[28]	To be included if applicable.

[Annex B—Form of Guarantee]